Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Press Contacts:

Brian K. Finneran

President

Lance P. Burke

Chief Financial Officer

(516) 548-8500

Hanover Bancorp, Inc. Reports Third Fiscal Quarter

Net Income of $5.3 million, Announces New Jersey Expansion and Plans for

Long Island Expansion and Declares $0.10 Quarterly

Cash Dividend

Third Fiscal Quarter Highlights

●	Initial Public Offering: The Company completed its Initial Public Offering (“IPO”) and began trading on the Nasdaq Global Select Market under the symbol HNVR on May 11, 2022. Gross proceeds of $30.8 million (including underwriters’ overallotment option, which was exercised in full) were raised at an offering price of $21.00 per share.
●	Net Income: Net income for the quarter ended June 30, 2022 totaled $5.3 million or $0.80 per diluted common share, versus $221 thousand or $0.05 per diluted common share in the same period a year ago. The Company recorded adjusted (non-GAAP) net income (excluding merger-related charges) of $5.5 million or $0.83 per diluted common share in the quarter ended June 30, 2022, versus adjusted (non-GAAP) net income of $3.3 million or $0.68 per diluted common share in the comparable 2021 quarter. The Company recorded net income for the nine months ended June 30, 2022 of $17.7 million or $2.92 per diluted common share, compared to $3.8 million or $0.85 per diluted common share in the comparable 2021 nine-month period. The Company recorded adjusted (non-GAAP) net income (primarily excluding merger-related charges) of $17.9 million or $2.95 per diluted common share for the nine months ended June 30, 2022, versus adjusted (non-GAAP) net income of $7.2 million or $1.61 per diluted common share in the comparable 2021 nine-month period.
●	Quarterly Cash Dividend: The Company’s Board of Directors approved a $0.10 per common share cash dividend payable on August 16, 2022 to stockholders of record on August 9, 2022.
●	Financial Performance Metrics: Returns on average total assets and average stockholders’ equity were 1.41% and 14.05%, respectively, in the quarter ended June 30, 2022, versus 0.08% and 0.92% in the comparable 2021 period. Adjusted (non-GAAP) returns on average total assets and average stockholders’ equity were 1.46% and 14.57%, respectively, in the quarter ended June 30, 2022, versus 1.14% and 13.71% in the comparable 2021 period. The Company’s return on average tangible common equity was 16.12% in the quarter ended June 30, 2022.

●	Net Interest Income: Net interest income was $14.8 million for the quarter ended June 30, 2022, an increase of $4.4 million, or 41.8%, versus the comparable 2021 quarter.
●	Net Interest Margin: The Company’s net interest margin during the quarter ended June 30, 2022 was 4.05% versus 4.26% in the quarter ended March 31, 2022 and 3.74% in the quarter ended June 30, 2021. Excluding the impact of net purchase accounting accretion, the Company’s net interest margin was 3.94% in the quarter ended June 30, 2022, 3.86% in the quarter ended March 31, 2022 and 3.55% in the quarter ended June 30, 2021.
●	Balance Sheet: Assets totaled $1.61 billion at June 30, 2022 versus $1.48 billion at September 30, 2021 and $1.54 billion at June 30, 2021.
●	Capital Strength: The Bank’s Tier 1 leverage ratio was 11.64% and its Total Risk-Based capital ratio was 17.32% at June 30, 2022, each significantly above the regulatory minimums for a well-capitalized institution. The Company’s Tangible Common Equity ratio was 9.29% at June 30, 2022, 7.02% at September 30, 2021, and 6.35% at June 30, 2021.
●	Tangible Book Value Per Share: Tangible book value per common share increased to $20.26 at June 30, 2022 from $18.49 at September 30, 2021 and $17.40 at June 30, 2021.
●	Strong Lending Activity: On a linked quarter basis, the Company exhibited net loan growth, excluding Paycheck Protection Program (“PPP”) loans, of $144.1 million, which would result in a 46.1% increase on an annualized basis. At June 30, 2022, the Company’s loan pipeline was approximately $428 million.
●	Further Expansion into Long Island and New Jersey Markets: The Company recently announced that it is once again expanding its geographic footprint with the opening of an office in Hauppauge, New York. Earlier this year Hanover Bank opened an office located in Freehold, New Jersey. Like Freehold, Hanover will build its lending and support teams in Hauppauge with local banking talent and operate a full-service, high-tech branch which has already received the required regulatory approvals. The Bank expects this site to be fully operational by year-end 2022.

Mineola, NY – July 27, 2022 – Hanover Bancorp, Inc. (“Hanover” or “the Company”), the holding company for Hanover Community Bank (“the Bank”) today reported significant performance achievements for the quarter ended June 30, 2022 highlighted by strong levels of net income, net interest income and net interest margin. Further, the Company’s Board of Directors approved the payment of a $0.10 per common share cash dividend payable on August 16, 2022 to stockholders of record on August 9, 2022. This was the Company’s third cash dividend.

Earnings Summary for the Quarter Ended June 30, 2022

The Company reported net income for the quarter ended June 30, 2022 of $5.3 million or $0.80 per diluted common share, versus $221 thousand or $0.05 per diluted common share in the comparable year ago period, representing an increase of $5.1 million The Company recorded adjusted (non-GAAP) net income (excluding merger-related charges) of $5.5 million or $0.83 per diluted common share in the quarter ended June 30, 2022 versus adjusted (non-GAAP) net income of $3.3 million or $0.68 per diluted common share in the comparable 2021 quarter. Returns on average assets and average stockholders’ equity were 1.41% and 14.05%, respectively, in the quarter ended June 30, 2022, versus 0.08% and 0.92% in the comparable 2021 quarter. Adjusted (non-GAAP) returns on average total assets and average stockholders’ equity were 1.46% and 14.57%, respectively, in the quarter ended June 30, 2022, versus 1.14% and 13.71% in the comparable 2021 period.

The improvement in net income recorded in the third fiscal quarter of 2022 resulted from a $4.4 million or 41.8% increase in net interest income coupled with a $1.2 million improvement in non-interest income and a $2.0 million decrease in total operating expenses, primarily due to the decline in acquisition costs from the May 2021 acquisition of Savoy Bank (“Savoy”). Partially offsetting these positive factors was a $1.0 million increase in the provision for loan losses expense due to growth in the loan portfolio in the third fiscal quarter of 2022, coupled with a $1.4 million increase in income tax expense. The year-over-year growth in net interest income was due to an increase in average interest-earning assets of $347.1 million in 2022, primarily related to the acquisition of Savoy, coupled with a 31 basis point widening of the Company’s net interest margin to 4.05% in 2022 from 3.74% in the comparable 2021 quarter. The margin improvement resulted principally from a 14 basis point improvement in average yield on interest-earning assets to 4.45% coupled with a 20 basis point reduction in the cost of interest-bearing liabilities to 0.50% in 2022 from 0.70% in the third fiscal quarter of 2021.

Earnings Summary for the Nine Months Ended June 30, 2022

For the nine months ended June 30, 2022, the Company reported net income of $17.7 million or $2.92 per diluted common share versus $3.8 million or $0.85 per diluted common share a year ago. The Company recorded adjusted (non-GAAP) net income (primarily excluding merger-related charges) of $17.9 million or $2.95 per diluted common share for the nine months ended June 30, 2022, versus adjusted (non-GAAP) net income of $7.2 million or $1.61 per diluted common share in the comparable 2021 nine-month period.

The improved level of earnings in 2022 resulted from a $19.3 million or 75.3% increase in net interest income, principally due to a 54 basis point widening of the Company’s net interest margin to 4.23% in the nine months ended June 30, 2022, and a $5.2 million increase in non-interest income, primarily from gains on the sale of loans held for sale. Partially offsetting these positive factors was a $4.3 million increase in total operating expenses, principally resulting from growth in compensation and benefits related to increased headcount, coupled with an increase in the Company’s effective tax rate to 22.8% in 2022 from 21.9% in the comparable year ago period. The increase in headcount has resulted from several factors including organic growth, the need to create the infrastructure required for a public reporting company, the opportunistic addition of experienced executives to implement new product initiatives such as expanded commercial real estate and commercial and industrial lending, coupled with an increase in personnel from the May 2021 acquisition of Savoy.

Michael P. Puorro, Chairman and Chief Executive Officer, commented on the Company’s quarterly results: “I am very pleased to report that the underwriters for the Company’s Initial Public Offering exercised their overallotment option in full, increasing our gross capital proceeds raised to $30.8 million ($27.7 million net of the underwriting discount and estimated offering expenses). The IPO may be the Company’s singular most important achievement since the Bank’s doors were opened in 2009. The difficult economic environment in 2022, highlighted by continued record inflation, rapid growth in interest rates and ongoing equity market turbulence were difficult obstacles to navigate. While I’m incredibly proud of the team that made this happen, I’m aware that the difficult part starts now: using this capital profitably and effectively to support the continued growth and expansion of the Company.

I am very happy to report our solid operating results across the board during the third fiscal quarter of 2022 - our first as a publicly traded company. We recorded adjusted (non-GAAP) net income of $5.5 million, adjusted earnings per diluted common share of $0.83, and adjusted returns on average assets and average stockholders’ equity of 1.46% and 14.57%, respectively, and most importantly, continued growth in book value per common share to $20.26 during the quarter ended June 30, 2022. Our adjusted non-GAAP operating efficiency ratio during the quarter was 50.9%. These ratios place us in the upper echelon of our community bank peer group. We now possess the ability to build our earning asset base across multiple highly profitable operating verticals funded by strong deposit generating businesses. Further, we continue to explore several Fintech-related partnerships that, if completed, would benefit us in generating additional fee income and additional low-cost deposit funding.”

Balance Sheet Highlights

Total assets at June 30, 2022 were $1.61 billion versus $1.48 billion at September 30, 2021, and $1.54 billion at June 30, 2021. Total deposits at June 30, 2022 increased to $1.35 billion compared to $1.16 billion at September 30, 2021, and June 30, 2021, the result of growth in core deposits (Demand, N.O.W., Savings and Money Market) of $264.5 million from fiscal year end and $352.5 million from June 30, 2021. The quarter over quarter increase resulted from significant growth in the Company’s N.O.W., Savings and municipal deposit portfolios.

The Company had $444.6 million in total municipal deposits at June 30, 2022, at a rate of 0.47% versus $350.5 million at September 30, 2021, and $247.9 million at June 30, 2021. The Company’s municipal deposit program is built on long-standing relationships developed in the local marketplace. This core deposit business will continue to provide a stable source of funding for the Company’s lending products at costs significantly lower than both consumer deposits and market-based borrowings.

Borrowings at June 30, 2022 were $57.0 million, including $18.9 million in Federal Reserve Paycheck Protection Program Liquidity Facility advances, with a weighted average rate and term of 0.98% and 30 months, respectively. At June 30, 2022, the Bank had $37.9 million of FHLB advances outstanding versus $51.7 million a year ago. The Company also had $183.3 million in additional borrowing capacity from the FHLB at June 30, 2022, in addition to $55 million in Federal funds lines of credit from correspondent banks.

Stockholders’ equity increased to $167.4 million at June 30, 2022 from $122.5 million at September 30, 2021, and $115.2 million at the comparable 2021 date, resulting in an increase in tangible book value per share over the past twelve months to $20.26 at June 30, 2022, from $18.49 at September 30, 2021 and $17.40 at the comparable 2021 date. This increase was primarily due to a $27.7 million increase in common stock and surplus from net proceeds from the public offering of our common stock in May 2022. Common shares outstanding were 7,296,624 and 5,552,457 at June 30, 2022, and 2021, respectively.

Loan Portfolio Growth and Allowance for Loan Losses

On a linked quarter basis, the Company exhibited net loan growth, excluding PPP loans, of $144.1 million, which would result in a 46.1% increase on an annualized basis. For the twelve months ended June 30, 2022, the Bank’s loan portfolio grew to $1.42 billion. Year over year growth was concentrated primarily in multi-family and commercial real estate loans. At June 30, 2022, the Company’s residential loan portfolio (including home equity) amounted to $431.8 million, with an average loan balance of $443 thousand and a weighted average loan-to-value ratio of 55%. Commercial real estate and multifamily loans totaled $927.0 million at June 30, 2022, with an average loan balance of $1.31 million and a weighted average loan-to-value ratio of 62%. The Company’s commercial real estate concentration ratio was 400% of capital at June 30, 2022, versus 355% and 331% of capital at September 30, 2021, and June 30, 2021, respectively. At June 30, 2022, the Company’s loan pipeline was approximately $428 million.

Historically, the Bank has generated additional income by strategically originating and selling its primary lending products to other financial institutions at premiums, while also retaining servicing rights in some sales. The Bank expects that it will continue to originate loans, for its own portfolio and for sale, which will result in continued growth in interest income while also realizing gains on sale of loans to others and recording servicing income. With respect to the Bank’s residential growth strategy, management expects to originate more loans to retain in its portfolio as opposed to selling into the secondary market due to the continued projected increase in interest rates. Accordingly, we expect a decrease in secondary market sales on a year-over-year basis. During the quarter ended June 30, 2022, the Company sold $9.5 million in SBA loans and recorded gains on the sale of loans held-for-sale of $849 thousand. The Company recorded gains of $212 thousand on the sale of performing loans in the quarter ended June 30, 2021.

During the third fiscal quarter of 2022, the Bank recorded a provision for loan losses expense of $1.0 million. The June 30, 2022, allowance for loan losses balance was $10.9 million versus $7.9 million a year ago. The allowance for loan losses as a percent of total loans was 0.77% at June 30, 2022, versus 0.69% at September 30, 2021, and 0.61% at June 30, 2021. The allowance for loan losses as a percent of total loans excluding acquired loans (“originated loans”) was 1.0% at June 30, 2022. At June 30, 2022, non-performing loans totaled $13.7 million of which $9.6 million represented legacy Savoy originated loans that were either written down to fair value at the acquisition date or are 100% guaranteed by the SBA. The remaining $4.1 million of non-performing loans represent primarily Hanover originated residential credits with a weighted average loan-to-value ratio of 55%.

Net Interest Margin

The Bank’s net interest margin was 4.05% during the third fiscal quarter of 2022 versus 3.74% in the comparable 2021 quarter and 4.26% in the linked 2022 quarter. Excluding the impact of net purchase accounting accretion, the Company’s net interest margin was 3.94% and 3.55% in the quarters ended June 30, 2022, and 2021, respectively, and 3.86% in the linked 2022 quarter.

Operating Efficiency Ratio

The Bank’s operating efficiency ratio was 52.4% in the third fiscal quarter of 2022 versus 96.7% a year ago. Excluding merger-related charges in each year, these ratios were 50.9% and 61.2%, respectively, in the quarters ended June 30, 2022, and 2021.

Further Expansion into Long Island and New Jersey Markets

The Company recently announced that it is once again expanding the Company’s geographic footprint with the opening of an office at 410 Motor Parkway, Hauppauge, New York. Earlier this year Hanover Bank opened an office located in Freehold, New Jersey, answering the demand for lending and commercial banking products to small and medium sized businesses, including Small Business Administration (“SBA”) financing, to the highly attractive Central New Jersey market. Like Freehold, Hanover will build its lending and support teams in Hauppauge with local banking talent and operate a full-service, high-tech branch which has already received the required regulatory approvals. The Bank expects this site to be fully operational by year-end 2022.

Moving eastward to Suffolk County Long Island strategically supports the growth of Hanover’s commercial, municipal, and retail banking verticals. It also will assist in scaling up many of the Company’s other business lines, while simultaneously creating new opportunities for growth, profitability, and development. The office is located in a newly constructed state of the art, Class A, commercial building located next to the Long Island Innovation Park at Hauppauge (LIIPH), the largest industrial park in the Northeast. Logistically, this location will allow the Company to further service the Long Island business community with commercial, municipal, and retail banking products. This area is particularly void of institutional banking choices due to the ongoing, robust consolidation activity within our industry. By strategically expanding our geographic footprint, we are also simultaneously increasing profitability and market share to bring greater value to our shareholders.

About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc. (NASDAQ: HNVR), is a bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to client needs. Management and the Board of Directors are comprised of a select group of successful local businessmen and women who are committed to the success of the Bank by knowing and understanding the metro-New York area’s financial needs and opportunities. Backed by state-of-the-art technology, Hanover offers a full range of financial services. Hanover employs a complete suite of consumer, commercial, and municipal banking products and services, including multi-family and commercial mortgages, residential loans, business loans and lines of credit. Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more. The Company’s corporate administrative office is located in Mineola, New York where it also operates a full-service branch office along with additional branch locations in Garden City Park, Forest Hills, Flushing, Sunset Park, Rockefeller Center and Chinatown, New York, and Freehold, New Jersey.

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender. For further information, call (516) 548-8500 or visit the Bank’s website at www.hanoverbank.com.

Non-GAAP Disclosure

This discussion includes non-GAAP financial measures, including the Company’s adjusted operating earnings, adjusted net interest margin, adjusted returns on average assets and shareholders’ equity, and adjusted operating efficiency ratio. A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes that the presentation of non-GAAP financial measures provides both management and investors with a greater understanding of the Company’s operating results and trends in addition to the results measured in accordance with GAAP, and provides greater comparable across time periods. While management uses non-GAAP financial measures in its analysis of the Company’s performance, this information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of adjusted operating net income, adjusted net interest income, adjusted net interest margin, and adjusted operating efficiency ratio for the periods presented in this discussion, reconciliations to the most comparable U.S. GAAP measures are provided in the tables that follow.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hanover Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Hanover Bancorp, Inc. may turn out to be incorrect. They can be affected by inaccurate assumptions that Hanover Bancorp, Inc. might make or by known or unknown risks and uncertainties, including those discussed in our Annual Report on Form 10-K under Item 1A - Risk Factors, as updated by our subsequent filings with the Securities and Exchange Commission. Further, the adverse effect of the COVID-19 pandemic on the Company, its customers, and the communities where it operates may adversely affect the Company’s business, results of operations and financial condition for an indefinite period of time. Consequently, no forward-looking statement can be guaranteed. Hanover Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

HANOVER BANCORP, INC.

STATEMENTS OF CONDITION (unaudited)

(dollars in thousands)

	June 30,	September 30,	June 30,
	2022	2021	2021
Assets
Cash and cash equivalents	$133,974	$166,544	$170,934
Securities-available for sale, at fair value	6,740	7,747	7,777
Investments-held to maturity	4,509	8,611	8,987
Loans held for sale	—	—	3,883

Loans, net of deferred loan fees and costs	1,415,777	1,247,125	1,293,262
Less: allowance for loan losses	(10,886)	(8,552)	(7,852)
Loans, net	1,404,891	1,238,573	1,285,410

Goodwill	19,168	19,168	18,100
Premises & fixed assets	14,691	15,003	14,606
Other assets	25,784	28,995	31,746
Assets	$1,609,757	$1,484,641	$1,541,443

Liabilities and stockholders’ equity
Core deposits	$1,051,277	$786,826	$698,733
Time deposits	298,272	377,836	460,689
Total deposits	1,349,549	1,164,662	1,159,422

Borrowings	56,963	159,642	228,625
Subordinated debentures	24,554	24,513	24,498
Other liabilities	11,300	13,295	13,660
Liabilities	1,442,366	1,362,112	1,426,205

Stockholders’ equity	167,391	122,529	115,238
Liabilities and stockholders’ equity	$1,609,757	$1,484,641	$1,541,443

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	6/30/2022	6/30/2021	6/30/2022	6/30/2021
Interest income	$16,259	$12,038	$48,816	$30,915
Interest expense	1,439	1,590	3,983	5,338
Net interest income	14,820	10,448	44,833	25,577
Provision for loan losses	1,000	—	2,400	300
Net interest income after provision for loan losses	13,820	10,448	42,433	25,277

Loan servicing and fee income	779	401	2,203	623
Service charges on deposit accounts	60	34	169	66
Gain on sale of loans held-for-sale	849	212	3,916	688
Gain on sale of investments	—	—	105	240
Other operating income	140	3	483	11
Non-interest income	1,828	650	6,876	1,628

Compensation and benefits	4,843	3,923	15,400	10,299
Occupancy and equipment	1,394	1,300	4,177	3,680
Data processing	374	419	1,133	934
Marketing and advertising	112	18	298	85
Acquisition costs	250	3,937	250	4,233
Professional fees	579	369	1,718	1,089
Other operating expenses	1,178	766	3,376	1,727
Non-interest expense	8,730	10,732	26,352	22,047

Income before income taxes	6,918	366	22,957	4,858
Income tax expense	1,585	145	5,227	1,063

Net income	$5,333	$221	$17,730	$3,795

Earnings per common share ("EPS"):
Basic	$0.81	$0.05	$2.97	$0.87
Diluted	$0.80	$0.05	$2.92	$0.85

Average common shares outstanding for basic EPS	6,596,505	4,731,949	5,970,288	4,368,809
Average common shares outstanding for diluted EPS	6,695,567	4,816,260	6,069,494	4,452,938

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

QUARTERLY TREND

(dollars in thousands, except per share data)

	Three Months Ended
	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021
Interest income	$16,259	$15,941	$16,616	$17,760	$12,038
Interest expense	1,439	1,197	1,347	1,629	1,590
Net interest income	14,820	14,744	15,269	16,131	10,448
Provision for loan losses	1,000	500	900	700	—
Net interest income after provision for loan losses	13,820	14,244	14,369	15,431	10,448

Loan servicing and fee income	779	734	690	584	401
Service charges on deposit accounts	60	46	63	61	34
Gain on sale of loans held-for-sale	849	1,575	1,492	619	212
Gain on sale of investments	—	105	—	—	—
Other operating income	140	212	130	457	3
Non-interest income	1,828	2,672	2,375	1,721	650

Compensation and benefits	4,843	5,618	4,939	4,463	3,923
Occupancy and equipment	1,394	1,370	1,413	1,298	1,300
Data processing	374	392	366	346	419
Marketing and advertising	112	153	33	33	18
Acquisition costs	250	—	—	197	3,937
Professional fees	579	640	499	616	369
Other operating expenses	1,178	1,184	1,014	1,005	766
Non-interest expense	8,730	9,357	8,264	7,958	10,732

Income before income taxes	6,918	7,559	8,480	9,194	366
Income tax expense	1,585	1,699	1,943	2,138	145

Net income	$5,333	$5,860	$6,537	$7,056	$221

Earnings per common share ("EPS"):
Basic	$0.81	$1.02	$1.18	$1.27	$0.05
Diluted	$0.80	$1.00	$1.16	$1.25	$0.05

Average common shares outstanding for basic EPS	6,596,505	5,753,513	5,562,939	5,559,818	4,731,949
Average common shares outstanding for diluted EPS	6,695,567	5,849,842	5,658,428	5,649,048	4,816,260

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

CONSOLIDATED NON-GAAP FINANCIAL INFORMATION (1) (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	6/30/2022	6/30/2021	6/30/2022	6/30/2021
ADJUSTED NET INCOME:
Net income, as reported	$5,333	$221	$17,730	$3,795
Adjustments:
Merger-related expenses	250	3,937	250	4,233
Debt extinguishment charges	—	—	—	54
Total adjustments, before income taxes	250	3,937	250	4,287
Adjustment for reported effective income tax rate	53	860	53	932
Total adjustments, after income taxes	197	3,077	197	3,355
Adjusted net income	$5,530	$3,298	$17,927	$7,150
Basic earnings per share - adjusted	$0.84	$0.70	$3.00	$1.64
Diluted earnings per share - adjusted	$0.83	$0.68	$2.95	$1.61

ADJUSTED NET INTEREST INCOME:
Net interest income, as reported	$14,820	$10,448	$44,833	$25,577
Adjustments:
Debt extinguishment charges	—	—	—	54
Adjusted net interest income	$14,820	$10,448	$44,833	$25,631

ADJUSTED NET INTEREST MARGIN:
Net interest margin, as reported	4.05%	3.74%	4.23%	3.69%
Adjustments:
Debt extinguishment charges	—	—%	—	0.01%
Adjusted net interest margin	4.05%	3.74%	4.23%	3.70%

ADJUSTED OPERATING EFFICIENCY RATIO(2):
Operating efficiency ratio, as reported	52.43%	96.70%	51.07%	81.76%
Adjustments:
Merger-related expenses	(1.50)%	(35.47)%	(0.48)%	(15.70)%
Debt extinguishment charges	—	—	—	(0.24)%
Adjusted operating efficiency ratio	50.93%	61.23%	50.59%	65.82%

ADJUSTED RETURN ON AVERAGE ASSETS	1.46%	1.14%	1.63%	1.00%
ADJUSTED RETURN ON AVERAGE EQUITY	14.57%	13.71%	17.46%	11.18%

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.

(2)	Excludes gain on sale of securities available for sale.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	6/30/2022	6/30/2021	6/30/2022	6/30/2021
Profitability:
Return on average assets	1.41%	0.08%	1.61%	0.53%
Return on average equity	14.05%	0.92%	17.27%	5.93%
Return on average tangible equity	16.12%	1.00%	20.15%	6.22%
Yield on average interest-earning assets	4.45%	4.31%	4.60%	4.46%
Cost of average interest-bearing liabilities	0.50%	0.70%	0.47%	0.95%
Net interest rate spread (1)	3.95%	3.61%	4.13%	3.51%
Net interest margin (2)	4.05%	3.74%	4.23%	3.69%
Non-interest expense to average assets	2.30%	3.70%	2.39%	3.07%
Operating efficiency ratio (3)	52.43%	96.70%	51.07%	81.76%

Average balances:
Interest-earning assets	$1,467,131	$1,120,009	$1,417,742	$925,944
Interest-bearing liabilities	1,149,705	914,422	1,123,649	753,832
Loans	1,323,482	988,836	1,283,856	818,467
Deposits	1,269,123	888,188	1,206,207	746,647
Borrowings	89,758	167,884	117,737	118,175

(1)	Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)	Represents net interest income divided by average interest-earning assets.
(3)	Excludes gain on sale of securities available for sale.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands, except share and per share data)

	At or For the Three Months Ended
	6/30/2022	3/31/2022	12/31/2021	9/30/2021
Asset quality:
Provision for loan losses	$1,000	$500	$900	$700
Net (charge-offs)/recoveries	—	—	(66)	—
Allowance for loan losses	10,886	9,886	9,386	8,552
Allowance for loan losses to total loans (1)	0.77%	0.77%	0.73%	0.69%
Allowance for loan losses to originated loans (1)(5)	1.00%	1.04%	1.08%	1.13%
Non-performing loans (2)(3)(4)	$13,729	$11,953	$8,616	$9,547
Non-performing loans/total loans	0.97%	0.93%	0.67%	0.77%
Non-performing loans/total assets	0.85%	0.81%	0.59%	0.64%
Allowance for loan losses/non-performing loans	79.29%	82.71%	108.94%	89.58%

Capital (Bank only):
Tier 1 Capital	$171,753	$139,959	$132,006	$123,666
Tier 1 leverage ratio	11.64%	10.06%	9.92%	9.45%
Common equity tier 1 capital ratio	16.27%	14.76%	14.44%	14.54%
Tier 1 risk based capital ratio	16.27%	14.76%	14.44%	14.54%
Total risk based capital ratio	17.32%	15.85%	15.52%	15.59%

Equity data:
Common shares outstanding	7,296,624	5,829,569	5,562,799	5,563,426
Stockholders’ equity	$167,391	$134,768	$129,379	$122,529
Book value per common share	22.94	23.12	23.26	22.02
Tangible common equity	147,805	115,162	109,752	102,881
Tangible book value per common share	20.26	19.75	19.73	18.49
Tangible common equity (“TCE”) ratio	9.29%	7.90%	7.63%	7.02%

(1)	Calculation excludes loans held for sale.
(2)	Includes $1.2 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.2 million of loans fully guaranteed by the SBA at 6/30/22.
(3)	Includes $1.5 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.5 million of loans fully guaranteed by the SBA at 3/31/22.
(4)	Includes $2.5 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.5 million of loans fully guaranteed by the SBA at 9/30/21 and 12/31/21.
(5)	Calculation excludes acquired loans.

Note: Prior period information has been adjusted to conform to current period presentation

HANOVER BANCORP, INC.

STATISTICAL SUMMARY

QUARTERLY TREND

(unaudited,dollars in thousands, except share data)

	6/30/2022	3/31/2022	12/31/2021	9/30/2021
Loan distribution (1):
Residential mortgages	$407,328	$400,686	$411,664	$420,445
Multifamily	479,366	389,262	358,831	266,715
Commercial real estate	447,618	402,780	372,282	364,178
Commercial & industrial	56,932	72,501	109,718	172,077
Home equity	24,520	23,810	24,908	23,697
Consumer	13	2	31	13

Total loans	$1,415,777	$1,289,041	$1,277,434	$1,247,125

Sequential quarter growth rate	9.83%	0.91%	2.43%	(3.57)%

Loans sold during the quarter	$9,490	$16,233	$35,212	$13,997

Funding distribution:
Demand	$220,357	$197,118	$190,723	$191,537
N.O.W.	542,391	508,841	437,920	353,978
Savings	104,826	65,530	58,526	60,163
Money market	183,703	172,506	162,699	181,148
Total core deposits	1,051,277	943,995	849,868	786,826
Time	298,272	286,247	326,883	377,836
Total deposits	1,349,549	1,230,242	1,176,751	1,164,662
Borrowings	56,713	75,823	113,274	159,642
Subordinated debentures	24,554	24,541	24,504	24,513

Total funding sources	$1,430,816	$1,330,606	$1,314,529	$1,348,817

Sequential quarter growth rate - total deposits	9.70%	4.55%	1.04%	0.45%

Period-end core deposits/total deposits ratio	77.90%	76.73%	72.22%	67.56%

Period-end demand deposits/total deposits ratio	16.33%	16.02%	16.21%	16.45%

(1)	Excluding loans held for sale

HANOVER BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1) (unaudited)

(dollars in thousands, except share and per share amounts)

	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021
Tangible common equity
Total equity	$167,391	$134,768	$129,379	$122,529	$115,238
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(18,100)
Less: core deposit intangible	(418)	(438)	(459)	(480)	(502)
Tangible common equity	$147,805	$115,162	$109,752	$102,881	$96,636

Tangible common equity (“TCE”) ratio
Tangible common equity	$147,805	$115,162	$109,752	$102,881	$96,636
Total assets	1,609,757	1,476,681	1,458,180	1,484,641	1,541,443
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(18,100)
Less: core deposit intangible	(418)	(438)	(459)	(480)	(502)
Tangible assets	$1,590,171	$1,457,075	$1,438,553	$1,464,993	$1,522,841
TCE ratio	9.29%	7.90%	7.63%	7.02%	6.35%

Tangible book value per share
Tangible common equity	$147,805	$115,162	$109,752	$102,881	$96,636
Common shares outstanding	7,296,624	5,829,569	5,562,799	5,563,426	5,552,457
Tangible book value per share	$20.26	$19.75	$19.73	$18.49	$17.40

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Three Months Ended June 30, 2022 and 2021

(unaudited, dollars in thousands)

	2022			2021
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

Assets:
Interest-earning assets:
Loans	$1,323,482	$15,842	4.80%	$988,836	$11,798	4.79%
Investment securities	10,752	98	3.66%	16,754	168	4.02%
Interest-earning cash	128,669	272	0.85%	109,603	21	0.08%
FHLB stock and other investments	4,228	47	4.46%	4,816	51	4.25%
Total interest-earning assets	1,467,131	16,259	4.45%	1,120,009	12,038	4.31%
Non interest-earning assets:
Cash and due from banks	10,035			9,829
Other assets	44,858			33,964
Total assets	$1,522,024			$1,163,802

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$778,751	$579	0.30%	$377,084	$269	0.29%
Time deposits	281,196	427	0.61%	369,454	760	0.83%
Total savings and time deposits	1,059,947	1,006	0.38%	746,538	1,029	0.55%
Fed funds purchased & FHLB & FRB advances	65,213	100	0.62%	143,395	232	0.65%
Note payable	—	—	—%	—	—	—%
Subordinated debentures	24,545	333	5.44%	24,489	329	5.39%
Total interest-bearing liabilities	1,149,705	1,439	0.50%	914,422	1,590	0.70%
Demand deposits	209,176			141,650
Other liabilities	10,863			11,264
Total liabilities	1,369,744			1,067,336
Stockholders’ equity	152,280			96,466
Total liabilities & stockholders’ equity	$1,522,024			$1,163,802
Net interest rate spread			3.95%			3.61%
Net interest income/margin		$14,820	4.05%		$10,448	3.74%

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Nine Months Ended June 30, 2022 and 2021

(unaudited, dollars in thousands)

	2022			2021
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

Assets:
Interest-earning assets:
Loans	$1,283,856	$47,972	5.00%	$818,467	$30,189	4.93%
Investment securities	12,659	358	3.78%	16,953	523	4.12%
Interest-earning cash	116,709	356	0.41%	86,373	61	0.09%
FHLB stock and other investments	4,518	130	3.85%	4,151	142	4.57%
Total interest-earning assets	1,417,742	48,816	4.60%	925,944	30,915	4.46%
Non interest-earning assets:
Cash and due from banks	8,901			6,702
Other assets	47,044			27,351
Total assets	$1,473,687			$959,997

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$694,429	$1,290	0.25%	$270,216	$543	0.27%
Time deposits	311,483	1,319	0.57%	365,441	3,129	1.14%
Total savings and time deposits	1,005,912	2,609	0.35%	635,657	3,672	0.77%
Fed funds purchased & FHLB & FRB advances	93,213	376	0.54%	93,787	632	0.90%
Note payable	—	—	—%	439	74	22.54%	(1)
Subordinated debentures	24,524	998	5.44%	23,949	960	5.36%
Total interest-bearing liabilities	1,123,649	3,983	0.47%	753,832	5,338	0.95%
Demand deposits	200,295			110,990
Other liabilities	12,456			9,650
Total liabilities	1,336,400			874,472
Stockholders’ equity	137,287			85,525
Total liabilities & stockholders’ equity	$1,473,687			$959,997
Net interest rate spread			4.13%			3.51%
Net interest income/margin		$44,833	4.23%		$25,577	3.69%

(1)	Includes impact of debt extinguishment charges. Excluding the impact of these charges, the average rate was 5.79%.